Exhibit 99

Superior Energy Services Announces Record Third Quarter Results

HARVEY, La.--(BUSINESS WIRE)--Nov. 6, 2001--Superior Energy Services, Inc. (NYSE: SPN) today announced results for the third quarter ended September 30, 2001. For the period, revenues were a record $128.6 million resulting in record net income of $15.3 million, or $0.22 diluted earnings per share, as compared to revenue of $71.3 million and net income of $6.0 million, or $0.09 diluted earnings per share for the third quarter of 2000.

Well Intervention Group Segment (including mechanical wireline)

Revenue for Superior's Well Intervention Group was $52.2 million, 25% higher than the second quarter of 2001. Demand increased for mechanical wireline, electric line and well control services. The group benefited from additional activity related to the Wild Well Control acquisition and from 21 coiled tubing units added through the Power Offshore/Reeled Tubing acquisition. International Snubbing Services ("ISS"), the Company's hydraulic workover and snubbing subsidiary, renewed its contract with ESSO in Australia. The two-year contract calls for ISS to provide ESSO with hydraulic workover services and equipment. ISS has provided its equipment and rigs to ESSO in that market for 13 consecutive years.

Rental Tools Segment

Revenue for the Rental Tools segment was $32.6 million, a 12% increase over the second quarter of 2001. The segment was driven by increased rentals of drill pipe and accessories, gravel packs, high-pressure connecting iron and on-site accommodations. Increased demand in the deepwater Gulf of Mexico market area offset decreased activity in the shallow water rental market. Revenue from Canada was bolstered by the acquisition of Workstrings, LLC, in the third quarter. Workstrings provides drill pipe and landing strings to the eastern deepwater Canadian drilling market area as well as to customers in the Gulf of Mexico.

Marine Segment

Superior's marine revenue increased 16% sequentially over the second quarter to $21.4 million. Dayrates and utilization for most of the Company's smaller liftboat classes increased as compared to the second quarter. The gross margin was impacted by reduced dayrates and utilization for the Company's four, 200-ft. class liftboats and its one 250-ft. class liftboat as well as higher maintenance costs and U.S. Coast Guard inspections.

        Liftboat Average Dayrates and Utilization by Class Size
                 Three Months Ended September 30, 2001
                              ($ actual)

Class          Liftboats     Average Dayrate     Utilization
------         ---------     ---------------     -----------
105'                   8             $ 3,140           86.1%
120-135'               9               3,584           82.9%
145-155'              11               6,374           81.9%
160'                   3               8,681           88.8%
170'                   3               9,641           71.0%
200'                   4              10,908           83.2%
250'                   1              25,975           64.1%

Superior expects to take delivery of a new 230-ft. class liftboat by November 15. The liftboat, named the Superior Champion, will be able to operate in up to 180 ft. of water, has an open deck area of 6,500 square feet and a deck load of more than 1 million pounds, and is equipped with two cranes, including one capable of 200-ton lifts. The Champion will house up to 43 people.

Field Management Segment

Field Management revenue was $16.5 million, a 14% increase over the second quarter. Higher revenue and improved gross margin are attributable to increased activity for offshore construction and fabrication services.

Environmental and Other Segment

Revenue from this segment was $6.0 million, the same revenue recorded in the prior quarter. An increase in maintenance cleaning and offshore services was offset by lower dockside services revenue, which was affected by weather and reduced drilling activity.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "Our business grew despite changing market conditions and poor weather. We benefited from increased demand in our rental tools segment due in part to our focus on the deepwater Gulf of Mexico and eastern Canada market areas, strong dayrates and utilization for our smaller liftboat classes, and continued market acceptance of our bundling of well intervention services."

"Although short-term forecasts for Gulf of Mexico activity remain uncertain, we believe we are well positioned in long-term growth markets - the shallow water production and deepwater drilling market areas of the Gulf of Mexico. We have built a strong market presence in these areas because of our bundling of well intervention services, our cost-effective solutions and our diverse inventory of rental tools and accessories."

The Company will host a conference call at 10 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800/763-5557. The replay telephone number is 800/642-1687 and the replay passcode is 2124928.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
          (in thousands, except earnings per share amounts)
                              (unaudited)

                               Three Months Ended    Nine Months Ended
                                   September 30,       September 30,
                              -------------------- -------------------
                                  2001      2000      2001      2000
                              ---------- --------- --------- ---------
Revenues                       $ 128,606  $ 71,251 $ 329,501 $ 176,117
                              ---------- --------- --------- ---------
Costs and expenses:
  Cost of services                67,876    40,203   171,913   101,896
  Depreciation and amortization    8,966     6,302    23,864    15,974
  General and administrative      20,265    11,842    51,991    30,826
                              ---------- --------- --------- ---------

     Total costs and expenses     97,107    58,347   247,768   148,696
                              ---------- --------- --------- ---------
Income from operations            31,499    12,904    81,733    27,421

Other income (expense):
  Interest expense                (6,035)   (3,145)  (14,581)   (9,133)
  Interest income                    431       561     1,483     1,395
                              ---------- --------- --------- ---------

Income before income taxes and
  cumulative effect of change in
  accounting principle            25,895    10,320    68,635    19,683

Income taxes                      10,616     4,335    28,140     8,267
                              ---------- --------- --------- ---------
Income before cumulative effect
  of change in accounting
  principle                       15,279     5,985    40,495    11,416

Cumulative effect of change
 in accounting principle,
 net of income tax expense            -         -     2,589         -
                              ---------- --------- --------- ---------

Net income                      $ 15,279   $ 5,985  $ 43,084  $ 11,416
                              ========== ========= ========= =========

Basic earnings per share:
  Earnings before cumulative effect
    of change in
    accounting principle          $ 0.22    $ 0.09    $ 0.59    $ 0.18
  Cumulative change in accounting
    principle                          -         -      0.04         -
                              ---------- --------- --------- ---------
   Earnings per share             $ 0.22    $ 0.09    $ 0.63    $ 0.18
                              ========== ========= ========= =========

Diluted earnings per share:
  Earnings before cumulative
    effect of change in
    accounting principles         $ 0.22    $ 0.09    $ 0.58    $ 0.18
  Cumulative change in accounting
    principle                          -         -      0.04         -
                              ---------- --------- --------- ---------
  Earnings per share              $ 0.22    $ 0.09    $ 0.62    $ 0.18
                              ========== ========= ========= =========

Weighted average common shares
 used in computing earnings
 per share:
    Basic                         68,668    67,616    68,309    64,052
                              ========== ========= ========= =========
    Diluted                       69,379    68,672    69,460    64,972
                              ========== ========= ========= =========

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
               SEPTEMBER 30, 2001 AND DECEMBER 31, 2000
                            (in thousands)

                                                   09/30/01   12/31/00
                                                  (Unaudited) (Audited)
                                                   ---------   -------
ASSETS

Current assets:
  Cash and cash equivalents                         $ 10,871   $ 4,254
  Accounts receivable - net                          119,213    74,010
  Deferred tax asset                                   1,590     3,506
  Prepaid insurance and other                          9,680     7,000
                                                   --------- ---------

        Total current assets                         141,354    88,770

Property, plant and equipment - net                  330,865   202,498

Goodwill - net                                       149,839   114,650
Notes receivable                                      22,777    19,213
Other assets - net                                    10,981     5,545
                                                   --------- ---------

        Total assets                               $ 655,816 $ 430,676
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $ 30,698  $ 22,670
  Accrued expenses                                    35,101    14,660
  Income taxes payable                                 9,794         -
  Current maturities of long-term debt                10,111    16,402
                                                   --------- ---------

        Total current liabilities                     85,704    53,732
                                                   --------- ---------

Deferred income taxes                                 34,760    24,304
Long-term debt                                       280,543   146,393

Total stockholders' equity                           254,809   206,247
                                                   --------- ---------

        Total liabilities and stockholders' equity $ 655,816 $ 430,676
                                                   ========= =========

                    Superior Energy Services, Inc.
                          Segment Highlights
   Three months ended September 30, 2001 and 2000, and June 30, 2001
                              (Unaudited)

                           ($ in thousands)

Revenue                                  September    June   September
                                            2001      2001      2000
                                         ---------   ------  ---------
Well Intervention Group                    $52,179   $41,604   $24,477

Marine                                      21,351    18,483    10,074

Rental Tools                                32,635    29,141    21,485

Field Management                            16,466    14,433     9,989

Environmental & Other                        5,975     5,978     5,226
                                          --------  --------   -------
Total                                     $128,606  $109,639   $71,251

Gross Profit

Well Intervention Group                    $23,972   $20,002    $9,298

Marine                                      10,970    10,600     4,690

Rental Tools                                21,081    18,580    14,097

Field Management                             2,197     1,892     1,077

Environmental & Other                        2,510     2,846     1,886
                                           -------   -------   -------
Total                                      $60,730   $53,920   $31,048

Contact:

     Superior Energy Services Inc., Harvey
     Terence Hall, 504/362-4321
     or
     Robert Taylor, 504/362-4321
     or
     Greg Rosenstein, 504/362-4321